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                                                                      Exhibit 21

ITEM 21.  SUBSIDIARIES OF LSI

Lanstar Computer Products, Inc.                          Texas
Lanstar Hong Kong Limited                                Hong Kong
Lanstar Semiconductor Corporation                        Texas
Lanstar Systems Technology, Inc.                         Texas